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                                                                    EXHIBIT 5.1


                                WILLIAM F. SORIN
                               17 EAST 89TH STREET
                               NEW YORK, NY 10128



                                                                   June 5, 2000




Ladies and Gentlemen:

         I am General Counsel of Comverse, a New York corporation (the "Company"), and I am familiar with the Registration Statement on Form S-4 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed issuance of shares of the Company's common stock, par value $0.10 per share, ("Common Stock") in connection with the merger of Comverse Acquisition Corp., a direct wholly-owned subsidiary of the Company, with and into Loronix Information Systems, Inc., a Nevada corporation, ("Loronix") with Loronix continuing as the surviving corporation pursuant to the terms of the Agreement and Plan of Merger, dated as of March 5, 2000 (the "Merger Agreement") among Loronix, the Company and Comverse Acquisition Corp.

         I have reviewed the Company's Certificate of Incorporation and By-laws and such other corporate records of the Company and documents and certificates of public officials and others as I have deemed necessary as a basis for the opinion hereinafter expressed. Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the shares of Common Stock covered by the Registration Statement when delivered in exchange for shares of Loronix common stock pursuant to the Merger Agreement will be duly authorized, validly issued, fully paid and nonassessable.

         I hereby consent to the use of my name under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement and to the use of this opinion as an Exhibit to the Registration Statement.


                                         Very truly yours,

                                         /s/  William F. Sorin